                                                                    EXHIBIT 12.1


                      FIRST INDUSTRIAL REALTY TRUST, INC.
                      COMPUTATION OF RATIOS OF EARNINGS TO
                          FIXED CHARGES AND PREFERRED
                              STOCK DIVIDENDS (a)
                             (Dollars in thousands)



                                                         FOR THE YEAR
                                                            ENDED
                                                         DECEMBER 31,       FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------  ------------------------------------------
                                                             1996        1995       1994       1993       1992
                                                         ------------  ---------  ---------  ---------  ---------
Income (loss) before disposition of interest rate
 protection agreement, gain on sales of properties,
 extraordinary items and minority interest.............   $   36,524   $  19,756  $   8,855  $  (3,399) $  (4,048)
Plus interest expense and amortization of deferred
 financing costs and interest rate protection agreement
 ......................................................       32,240      33,029     26,461     19,184     19,994
                                                         ------------  ---------  ---------  ---------  ---------
Earnings before disposition of interest rate protection
 agreement, gain on sales of properties, extraordinary
 items, minority interest and fixed charges............   $   68,764   $  52,785  $  35,316  $  15,785  $  15,946
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------
Fixed charges and preferred stock dividends(b).........   $   36,660   $  33,821  $  26,511  $  19,197  $  20,277
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and
 preferred stock dividends(c)..........................        1.88x       1.56x      1.33x         --(c)        --(c)
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------


------------------------------

(a) The Company completed its initial public offering on June 30, 1994. Information prior to the initial public offering includes the operations and accounts of the Company's predecessors and information subsequent to the initial public offering includes the historical operations and accounts of the Company.


(b) There was no preferred stock outstanding prior to November 1995.



(c) Earnings represent earnings before disposition of interest rate protection agreement, gain on sales of properties, extraordinary items, minority interest and fixed charges. Fixed charges consist of interest expenses, capitalized interest, and amortization of interest rate protection agreement and deferred financing costs. For the fiscal years ended December 31, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million and $4.3 million, respectively, would have been required to achieve a ratio of 1.0 for such periods.